780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

Exhibit (12)

September 30, 2004

Board of Directors

Kopp Funds, Inc.

7701 France Avenue South, Suite 500

Edina, MN   55435

Board of Directors

General Securities, Incorporated

7701 France Avenue South, Suite 500

Edina, MN   55435

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed acquisition of all or substantially all of the assets (the “GSI Fund Assets”) of General Securities, Incorporated (the “GSI Fund”), a corporation organized and existing under the laws of the State of Minnesota, by Kopp Total Quality Management Fund (the “Kopp Fund”), a series of Kopp Funds, Inc. (“Kopp”), a corporation organized and existing under the laws of the State of Minnesota, in exchange for Class I shares of voting common stock of the Kopp Fund (the “Kopp Fund Shares”) equal in value to the GSI Fund Assets, pursuant to the applicable corporate laws of the State of Minnesota (the “Asset Acquisition”), and in accordance with that certain Agreement and Plan of Reorganization between Kopp and the GSI Fund for the Asset Acquisition dated as of September 30, 2004 (the “Agreement”).

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Kopp in connection with the Asset Acquisition.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.

The Agreement;

2.

The proxy statement/prospectus relating to the special meeting of GSI Fund shareholders held on September 29, 2004 (the “Proxy Statement”);

3.

Certificates of certain officers of the GSI Fund and Kopp as to the satisfaction of various conditions for the Asset Acquisition under the Agreement; and

4.

Such other instruments and documents related to the formation, organization and operation of the GSI Fund and the Kopp Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

1.

Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Proxy Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

2.

The Asset Acquisition will be consummated pursuant to the Agreement and as described in the Proxy Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a)

The Asset Acquisition will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Kopp Fund and the GSI Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)

No gain or loss will be recognized by the GSI Fund or the Kopp Fund as a result thereof;

(c)

No gain or loss will be recognized by the GSI Fund shareholders upon the exchange of their shares of the GSI Fund for the Kopp Fund Shares in connection therewith;

(d)

The aggregate tax basis of the Kopp Fund Shares received by a current shareholder of the GSI Fund in such exchange will be the same as the aggregate tax basis of the shares of the GSI Fund given up in such exchange;

(e)

The holding period for the Kopp Fund Shares received by each GSI Fund shareholder in such exchange will include the holding period during which the GSI Fund shares exchanged therefor were held by such shareholder, provided such GSI Fund shares were  held as capital assets by such shareholder at the time of the exchange;

(f)

The Kopp Fund will succeed to and take into account those tax attributes of the GSI Fund that are described in Section 381(c) of the Code;

(g)

The aggregate tax basis of the assets of the GSI Fund in the hands of the Kopp Fund will be the same as the basis of such assets immediately prior to the transfer thereof; and

(h)

The holding periods of the assets of the GSI Fund in the hands of the Kopp Fund will include the respective holding periods of such assets in the hands of the GSI Fund immediately prior to the transfer thereof.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.

Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2.

Our opinion concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above.  No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition.  In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

3.

No opinion is expressed if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.  In the event any one of the statements, representations, warranties, covenants, conditions or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

4.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 9.5 of the Agreement.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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